Exhibit 10.22

AMIRA NATURE FOODS LTD

29E, A.U. Tower

Jumeirah Lake Towers

Dubai, UAE

July 30, 2012

Daniel Malina

18442 Nicklaus Way

Eden Prairie, MN 55347

Re:                             Director Offer Letter

Dear Mr. Malina:

Amira Nature Foods Ltd, a British Virgin Islands company (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”).  We are very impressed with your credentials, and we look forward to your future success in this role.

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.                                      Term.  This Agreement shall have an initial term of one year, beginning on the date of the consummation of the Company’s initial public offering. Your term as director shall continue subject to the provisions in Section  8 below or until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2.                                      Services.

2.1.                            Duties. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder.  You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone.  Should you be elected to serve on a committee of the Board, you shall be required to attend such number of meetings of such committee as required by its members pursuant to the charter of such committee or as may be called from time to time.  As an independent director, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors.  The services described in this Section 2.1 shall hereinafter be referred to as your “Duties.”

2.2.                            Independence. During the term of your services to the Company hereunder, you shall observe all applicable laws and regulations relating to independent directors of a public company with securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended, as promulgated from to time, and shall not: (1) be an employee of the Company or any parent or subsidiary of the Company; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director and/or a member of a committee of the Board; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in your capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any parent or subsidiary of the Company, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in your capacity as a director and/or a member of a committee of the Board; (5) be engaged in a business relationship with the Company or any parent or subsidiary of the Company for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the relevant beneficial interest for purposes of this agreement shall be 5% rather than 10% as set forth in such rule.

2.3.                            Reporting. While this Agreement is in effect, you shall immediately report to the Company in the event: (1) you know or have reason to know or should have known that any of the requirements specified in Section 2.2 hereof is not satisfied or is not going to be satisfied; and (2) you simultaneously serve on an audit committee of any other public company.

3.                                      Services for Others.  You shall be free to represent or perform services for other persons during the term of this Agreement.  You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.                                      Compensation.

4.1.                            Cash.  Commencing on the consummation of the Company’s initial public offering, and upon each anniversary thereof that you remain a director, you shall receive cash compensation of $55,000 for each calendar year of service under this Agreement on a pro-rated basis.  If you are appointed chairman of the Audit Committee of the Board, you shall receive $5,250 in cash for each calendar year of such service, and if you are appointed chairman of the Compensation or Nominating Committee of the Board, you shall receive $3,125 in cash for each calendar year of such service.  Notwithstanding the foregoing to the contrary, all fees are subject to approval and/or change as deemed appropriate by the Compensation Committee of the Board.  You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.2.                            Restricted Share Grant.   Commencing on the consummation of the Company’s initial public offering, and upon each anniversary thereof that you remain a director, you will be granted that number of ordinary shares of the Company (each, a “Restricted Share Grant”), having a value of $55,000 based upon the fair market value of such shares on the date of grant as determined by the Board, and pursuant to the Company’s 2012 Securities Incentive Plan (the “Plan”).  The Company shall deliver to you documents evidencing each Restricted Share Grant.  Each Restricted Share Grant shall be subject to a Company option to repurchase shares subject to the grant at cost (the “Repurchase Option”) that shall lapse with respect to 1/36th of such shares upon the same day as the grant date in each month after the grant date, such that this repurchase option shall fully lapse on the 3rd anniversary of the grant date (provided that you have remained in the service of the Company as a director upon each such date).  Any shares subject to a Restricted Share Grant that remain subject to the Repurchase Option shall be repurchased upon the termination of your status as a director of the Company for any reason.

4.3.                            Service on Board Committee(s).  Should you be named to a committee of the Board, the Compensation Committee of the Board will determine any additional Compensation, if any, for serving on such committee.  However, the Company currently does not plan to provide any additional compensation to members of Committees of the Board other than the chairmen of such committees.

4.4.                            Taxes. You are solely responsible for taxes arising out of any compensation paid by the Company to you under this Agreement, and you understand that you will be issued a U.S.

Treasury form 1099 for any compensation paid to you by the Company, and understand and agree that the Company shall comply with any tax or withholding obligations as required by applicable law from time to time in connection with this Agreement.

5.                                      D&O Insurance Policy. During the term of this Agreement, the Company shall include you as an insured under an officers and directors insurance policy with coverage determined annually by the Company and the Board.

6.                                      No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7.                                      Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1.                            Definition.  For purposes of this Agreement, the term “Confidential Information” means:

a.                                      Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b.                                      Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c.                                       By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2.                            Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

a.                                      Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b.                                      Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c.                                       Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3.                            Documents.  You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4.                            No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 7.4 shall survive termination of this Agreement.

8.                                      Termination and Resignation.  Your membership on the Company’s Board may be terminated for any or no reason except as provided in the Company’s Memorandum and Articles of Association. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board.  Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9.                                      Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

10.                               Governing Law; Consent to Jurisdiction.  All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in New York for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum and right to a jury.

11.                               Entire Agreement; Amendment; Waiver; Counterparts.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

AMIRA NATURE FOODS LTD

By:	/s/ Karan A. Chanana
Name: Karan A. Chanana
Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Daniel Malina
Name: Daniel Malina